UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Secure Computing Corporation

(Name of Registrant as Specified In Its Charter)

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This filing consists of an email message (and FAQ attachment) sent to Secure Computing Corporation employees.

From: Hawes, Paul

Sent: Monday, September 22, 2008 7:01 AM

To: SCC-Global

Subject: McAfee To Acquire Secure Computing

The following message is sent out on behalf of Dan Ryan, President and CEO

Dear Secure Computing team members:

I am very pleased to announce that McAfee, Inc. has announced its intention to acquire Secure Computing. McAfee is the industry’s largest dedicated security company and an industry leader in security risk management with the most comprehensive and integrated product offerings.

Upon the addition of Secure Computing’s products and services, McAfee will be able to deliver the industry’s most complete network security portfolio, covering intrusion prevention, firewall, Web security, email security, data protection and network access control for small and mid-sized customers to the world’s largest organizations.

The combination of McAfee and Secure Computing is expected to create an annual projected combined revenue of just under $500 million in the network security business of McAfee’s security risk management portfolio. We anticipate that this acquisition will allow McAfee to establish a leading and highly competitive position in network security market for businesses of all sizes, extending the success McAfee has had in its total protection strategy through best-of-breed technology suites.

I’m excited by this announcement and you will be hearing more details from me on a co-hosted conference tomorrow. McAfee Executives will also be traveling with me this week to visit our office in St. Paul on Tuesday.

Conference Call Information:

We will host a series of conference calls over the next two days.

Today, McAfee will host a public conference call with the financial and media community at 5:30 am Pacific, 8:30 am Eastern to discuss this acquisition. McAfee and Secure Computing employees have a special line dedicated for employees only and should call (866) 721-4633 (U.S. toll-free) or (706) 634-0166 (international). The pass code is 65728574. For employees unable to attend the call due to time zones, a replay of the call will be available until October 6, by calling (800) 642-1687 (U.S. toll-free) or (706) 645-9291 (international).

The conference call will also be web cast and streamed online at http://investor.mcafee.com.

Tomorrow, you will be hearing more details about the acquisition during our McAfee and Secure Computing Employee Conference Call. I encourage all employees to participate in the conference call on Tuesday, September 22, at noon Pacific, 3:00 pm Eastern. Details about the call will be sent out later today.

For employees unable to attend the call due to time zones, a replay of the call will be made available.

Our respective intranets will be posted with additional information in the coming days.

I look forward to speaking to you more about this exciting acquisition.

Regards,

Dan Ryan

MCAFEE, INC. TO ACQUIRE SECURE COMPUTING

SECURE COMPUTING INTERNAL FAQ

1.	What is being announced?

The announcement is that Secure Computing and McAfee, Inc. have reached a definitive agreement for McAfee to acquire Secure Computing.

2.	Why did Secure Computing decide to sell?

McAfee recently approached Secure Computing about the possibility of acquiring the company. Further discussions followed and it was concluded that the offering price to Secure Computing, plus the combination of Secure Computing into McAfee and the subsequent opportunity that provides for Secure Computing products and the company, present Secure Computing and its shareholders the best long term path for success in today’s marketplace.

Secure will be filing a proxy statement very soon that will lay out all of the details regarding the transaction with the appropriate context, please refer to this when it is filed.

3.	Why did McAfee decide to acquire Secure Computing?

McAfee recognizes Secure Computing as a high quality, respected, company that would complement the McAfee product family and help McAfee accelerate its goal to become the largest dedicated security company. Secure Computing brings:

•	a product family that extends the McAfee product family of network security and “in the cloud” security as a service;

•	a large mid-market and enterprise customer base of over 22,000 in 106 countries and additional presence in major markets like Federal government and financial institutions;

•	a large network security distribution channel of over 2000 global partners; and

•	a talent pool of dedicated network security specialists

4.	Where can I learn more about McAfee, Inc.?

McAfee is a public company; ticker symbol MFE. Its website, www.McAfee.com , contains significant information about the company. At a high level:

-	McAfee is a global company with corporate headquarters in Santa Clara, California.

-	McAfee employs over 4,000 security professionals prior to the acquisition closing

-	McAfee revenues, prior to Secure Computing, are $1.4+ billion dollars over the last year.

-	McAfee operating income (profit), prior to Secure Computing, is $185+ million dollars over the last year.

5.	Within Secure Computing, was there an overall plan that involved selling SafeWord, buying Securify, and then selling to McAfee as some larger plan?

No. Each event occurred independently. At the time opportunities to sell SafeWord occurred, Securify was not being considered. In addition, SafeWord was well on its way to completion and Securify was already in progress before McAfee contacted Secure Computing expressing an interesting in acquiring the company.

6.	What are the steps to completion and when is it expected to be closed?

The high level steps to completion are primarily centered around the extensive paperwork and legal processes required to complete the sale of a public company. We expect the transaction to close in the fourth quarter of 2008.

7.	High level, what does SCUR look like after close (being integrated, standalone business)?

At a high level, recognizing the transaction has not been closed and the additional work outlined in question 6 will be in progress over the next months, following closing, McAfee expects to integrate Secure Computing into its Network Security business unit which is expected to be led by Dan Ryan.

8.	What about this Securify announcement; Is it still valid?

Yes, Secure Computing is proceeding with the acquisition of Securify and this then becomes part of the McAfee acquisition.

9.	How are employees affected between now and close?

Secure Computing is a standalone company up until the formal close of this acquisition. As such, no employees are affected beyond the normal expectations within Secure Computing (doing our jobs in a quality fashion) and/or the normal day-to-day management/goals of Secure Computing. It is also imperative that we continue to drive Secure Computing, as a standalone company, to the highest success possible in this timeframe to a) protect against the small chance that this acquisition does not close and to b) subsequent to closing, provide McAfee an even better Secure Computing company which benefits everyone.

10.	How are employees affected after close, to what scope do we believe, and how will that all be figured out?

The acquisition will certainly bring some level of change; all acquisitions do. However, and framing around the answer to question 7, above, we expect the change to be positive overall for Secure Computing and its employees. The actual details of what Secure Computing looks like at close, and after close, have not been finalized and we will communicate them in a timely fashion once they are.

11.	Are there explicit functional areas that will be eliminated over time, after closing?

The organizational structure and any functional integration, if any, of Secure Computing into McAfee post close has not been finalized. As this is determined and if there are changes to any functional areas, we will communicate those in a timely fashion.

12.	I’m a sales person and you just put out a tentative closing date mid-quarter; how does that work for me, my quota/commission, etc?

Secure’s sales people are on a year end plan that continues through 12/31; they will retain that comp plan for the balance of 2008.

13.	I am a person who has a bonus plan, quarterly, based on company meeting its sales goals, see a tentative closing date mid-quarter, how does that work?

As we do not have a final closing date and have yet to close, communicating any policies on items like above would be premature. However, rest assured, we will work to do what is reasonable and in the best interests for the applicable employees.

14.	Do we expect any employees to lose their jobs the day we close?

These are items that will be worked and communicated in the coming few weeks.

15.	How will executive management change, potentially, if at all?

The executive management, from Secure Computing, within McAfee will be determined prior to closing.

16.	Please explain how 401(k), ESPP, and stock vesting and valuation are determined until close and then after close?

As we do not have a final closing date and have yet to close, communicating any policies around 401(k) matching or pending ESPP contributions would be premature. However, rest assured, we will work to do what is reasonable and in the best interests for the applicable employees.

For any shares you own outright at the day of closing (purchased yourself, restricted shares that are vested and now owned by you, shares already in your ESSP account, etc) they are treated just like shares held by any shareholder and will be converted at the purchase price, to cash, at time of closing.

17.	I have shares that will not be vested at the tentative date of close listed above – what happens to them?

Vested and unvested, in-the-money options will be paid out at net, all underwater options will be cancelled. Unvested restricted stock units and restricted stock awards will be assumed by McAfee and will be converted into awards with respect to McAfee stock (with the conversion done as described in the merger agreement based on the relationship between the transaction price $5.75 and McAfee’s stock price. Future employment-related pay, bonus, equity incentives will be addressed individually and communicated as soon as possible.

18.	What is the tentative plan for health insurances—either for the rest of the year or how it changes date of close?

Very quickly, we will be working to determine the appropriate treatment of health, wealth and welfare benefit plan transition. You will be notified of any changes as quickly as possible.

19.	What happens to vacation, high level? Does it get paid out, carried over, etc?

Similar to the benefit plans transition, we will be reviewing all employee life policies and practices including vacation and time away from work. You will be notified of the outcomes of these reviews and their impacts on you as soon as possible.

20.	Do we expect any offices to be closed or consolidated, best we know?

At this point we do not expect immediate office consolidation. However, reviews of our office locations and leases will occur to ensure cost saving and sensible synergies are captured.

IMPORTANT INFORMATION

Secure Computing Corporation (“Secure Computing”) intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with its proposed acquisition by McAfee, Inc. (“McAfee”). The proxy statement will be mailed to the stockholders of Secure

Computing. Before making any voting or investment decision with respect to the transaction, investors and security holders of Secure Computing are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the transaction, Secure Computing and McAfee. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC from Secure Computing’s investor relations website at www.securecomputing.com/invest.cfm or by writing its investor relations department at 55 Almaden Boulevard, Suite 500 San Jose, CA 95113.

INFORMATION REGARDING PARTICIPANTS

Secure Computing and its officers and directors may be deemed to be participants in the solicitation of proxies from Secure Computing’s stockholders with respect to the transaction. A description of any interests that these officers and directors have in the transaction will be available in the proxy statement. In addition, McAfee may be deemed to have participated in the solicitation of proxies from Secure Computing’s stockholders in favor of the approval of the Agreement and Plan of Merger. Information concerning McAfee’s directors and executive officers is set forth in McAfee’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on June 26, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to McAfee’s investor relations page on its corporate website at www.mcafee.com.